Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, JUNE 7, 2019

HURCO REPORTS SECOND QUARTER RESULTS FOR FISCAL 2019

INDIANAPOLIS, INDIANA – June 7, 2019, Hurco Companies, Inc. (Nasdaq Global Select Market: HURC) today reported results for the second fiscal quarter ended April 30, 2019. Hurco recorded net income of $5,252,000, or $0.76 per diluted share, for the second quarter of fiscal 2019 compared to net income of $3,751,000, or $0.55 per diluted share, for the corresponding period in fiscal 2018. For the first six months of fiscal 2019, Hurco reported net income of $11,906,000, or $1.73 per diluted share, compared to $6,688,000, or $0.98 per diluted share, for the corresponding period in fiscal 2018.

Sales and service fees for the second quarter of fiscal 2019 were $70,674,000, an increase of $250,000, or less than 1%, compared to the corresponding prior year period and included an unfavorable currency impact of $3,026,000, or 4%, when translating foreign sales to U.S. dollars for financial reporting purposes. Sales and service fees for the first six months of fiscal 2019 were $144,887,000, an increase of $6,019,000, or 4%, compared to the corresponding period in fiscal 2018, and included an unfavorable currency impact of $5,707,000, or 4%, when translating foreign sales to U.S. dollars for financial reporting purposes.

The following table sets forth net sales and service fees by geographic region for the second quarter and six months ended April 30, 2019 and 2018 (dollars in thousands):

	Three Months Ended				Six Months Ended
	April 30,				April 30,
	2019	2018	$ Change	% Change	2019	2018	$ Change	% Change
Americas	$23,830	$21,653	$2,177	10%	$52,986	$42,683	$10,303	24%
Europe	38,103	38,246	(143)	(0%)	73,815	76,564	(2,749)	(4%)
Asia Pacific	8,741	10,525	(1,784)	(17%)	18,086	19,621	(1,535)	(8%)
Total	$70,674	$70,424	$250	0%	$144,887	$138,868	$6,019	4%

Sales in the Americas for the second quarter and first six months of fiscal 2019 increased by 10% and 24%, respectively, compared to the corresponding periods in fiscal 2018. The increases in sales for the second quarter and first six months of fiscal 2019 were primarily attributable to sales of vertical milling machines from a U.S. machine tool distributor acquired by Hurco in the fourth quarter of fiscal 2018 located in California, one of the largest machine tool markets in the U.S., and increased customer demand for Hurco and Takumi vertical milling machines in the U.S.

European sales for the second quarter of fiscal 2019 were relatively unchanged compared to the corresponding period in fiscal 2018, and included an unfavorable currency impact of 7%, when translating foreign sales to U.S. dollars for financial reporting purposes, which was largely offset by increased sales of Hurco vertical milling machines in Germany. The 4% decrease in European sales for the first six months of fiscal 2019 was primarily attributable to an unfavorable currency impact of 6%, when translating foreign sales to U.S. dollars for financial reporting purposes.

Asian Pacific sales for the second quarter and first six months of fiscal 2019 decreased by 17% and 8%, respectively, compared to the corresponding periods in fiscal 2018. The decrease in Asian Pacific sales for each of the second quarter and first six months of fiscal 2019 was primarily attributable to decreased shipments of Hurco vertical milling machines and Takumi bridge mill machines in China and an unfavorable currency impact of 2% and 5%, respectively, when translating foreign sales to U.S. dollars for financial reporting purposes.

Orders for the second quarter of fiscal 2019 were $67,207,000, a decrease of $12,717,000, or 16%, compared to the corresponding period in fiscal 2018, and included an unfavorable currency impact of $2,550,000, or 3%, when translating foreign orders to U.S. dollars. Orders for the first six months of fiscal 2019 were $135,214,000, a decrease of $21,617,000, or 14%, compared to the corresponding period in fiscal 2018, and included an unfavorable currency impact of $5,166,000, or 3%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the second quarter and six months ended April 30, 2019 and 2018 (dollars in thousands):

	Three Months Ended				Six Months Ended
	April 30,				April 30,
	2019	2018	$ Change	% Change	2019	2018	$ Change	% Change
Americas	$20,268	$20,869	$(601)	(3%)	$44,998	$41,383	$3,615	9%
Europe	36,840	46,084	(9,244)	(20%)	70,150	90,310	(20,160)	(22%)
Asia Pacific	10,099	12,971	(2,872)	(22%)	20,066	25,138	(5,072)	(20%)
Total	$67,207	$79,924	$(12,717)	(16%)	$135,214	$156,831	$(21,617)	(14%)

Michael Doar, Chief Executive Officer, stated, "Even though we are seeing some hesitation in customer demand in the European and Asia Pacific regions, the U.S. market has remained relatively stable. During times like these, I realize how fortunate Hurco is to have multiple brands to reach a more diverse group of customers, a strong balance sheet, and an agile corporate structure that can quickly adjust as needed. We know the machine tool business is cyclical and fluctuates from time to time, but we are able to manage our business with a long-term outlook and continue to advance the products and technologies we provide our customers around the world. While we are disciplined at managing costs, we know that investing in the future can preserve sustainable profitability.”

Orders in the Americas for the second quarter of fiscal 2019 decreased by 3%, compared to the corresponding period in fiscal 2018, due primarily to decreased customer demand in the U.S. for vertical milling machines, partially offset by an increase in orders for vertical milling machines by the newly acquired distributor. Orders in the Americas for the first six months of fiscal 2019 increased by 9% and included orders for vertical milling machines by the newly acquired distributor, as well as increased customer demand for Hurco vertical milling machines in the U.S.

European orders for the second quarter and first six months of fiscal 2019 decreased by 20% and 22%, respectively, compared to the corresponding prior year periods, and included an unfavorable currency impact of 5% in each period when translating foreign orders to U.S. dollars. The year-over-year decreases in orders were driven primarily by decreased customer demand for Hurco and Takumi vertical milling machines, as well as, for the six month period, a decrease in customer demand for electro-mechanical components and accessories manufactured by our wholly-owned subsidiary, LCM Precision Technology S.r.l.

Asian Pacific orders for the second quarter and first six months of fiscal 2019 decreased by 22% and 20%, respectively, compared to the corresponding prior year periods. The year-over-year decrease in orders for each period included an unfavorable currency impact of 2% and 4%, respectively, when translating foreign orders to U.S. dollars. The year-over-year decreases in orders were mainly the result of decreased customer demand for Hurco and Takumi machines in China.

Gross profit for the second quarter of fiscal 2019 was $21,637,000, or 31% of sales, compared to $19,313,000, or 27% of sales, for the corresponding prior year period. Gross profit for the first six months of fiscal 2019 was $43,779,000, or 30% of sales, compared to $39,434,000, or 28% of sales, for the corresponding prior year period. The year-over-year increases in gross profit as a percentage of sales reflected an increased mix of larger, higher-priced vertical milling machine sales and margin contribution from vertical milling machine sales from the newly acquired distributor.

Selling, general and administrative expenses for the second quarter of fiscal 2019 were $14,111,000, or 20% of sales, compared to $13,320,000, or 19% of sales, in the corresponding period in fiscal 2018, and included a favorable currency impact of $503,000 when translating foreign expenses to U.S. dollars for financial reporting purposes. Selling, general and administrative expenses for the first six months of fiscal 2019 were $28,025,000, or 19% of sales, compared to $26,286,000, or 19% of sales, in the prior year period and included a favorable currency impact of $958,000 when translating foreign expenses to U.S. dollars for financial reporting purposes. The increase in year-over-year selling, general and administrative expenses in each period was primarily related to increased salaries and benefits, increased sales and marketing expenses and operating expenses associated with the newly acquired distributor.

The effective tax rate for the second quarter of fiscal 2019 was 32%, compared to 31% in the corresponding prior year period. The year-over-year increase in the effective tax rate for the second quarter was primarily due to a shift in taxable income and loss among the various geographic regions. The effective tax rate for the first six months of fiscal 2019 was 29%, compared to 48% in the corresponding prior year period. The year-over-year decrease in the effective tax rate for the first six months was primarily due to one-time charges of $2.9 million related to the U.S. Tax Cuts and Jobs Act of 2017 recorded in the first quarter of fiscal 2018. The impact of these one-time charges increased the effective tax rate by approximately 39% for the first quarter of fiscal 2018.

Cash and cash equivalents totaled $70,180,000 at April 30, 2019, compared to $77,170,000 at October 31, 2018. Working capital was $205,130,000 at April 30, 2019, compared to $194,632,000 at October 31, 2018. The increase in working capital was primarily due to an increase in inventories and decreases in accounts payable and accrued payroll and employee benefits.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (CNC) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S. and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, governmental actions and initiatives, including import and export restrictions and tariffs, breaches of our network and system security measures, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, our ability to effectively integrate acquisitions, negative or unforeseen tax consequences, and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended October 31, 2018, and in our subsequent filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or revise any forward–looking statements, whether as a result of new information, future events or otherwise.

Contact:	Sonja K. McClelland
Executive Vice President, Secretary, Treasurer, & Chief Financial Officer
317-293-5309

Hurco Companies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended April 30,		Six Months Ended April 30,
	2019	2018	2019	2018
	(unaudited)		(unaudited)
Sales and service fees	$70,674	$70,424	$144,887	$138,868
Cost of sales and service	49,037	51,111	101,108	99,434

Gross profit	21,637	19,313	43,779	39,434
Selling, general and administrative expenses	14,111	13,320	28,025	26,286

Operating income	7,526	5,993	15,754	13,148

Interest expense	14	25	26	45
Interest income	99	12	181	30
Investment income	129	6	371	122
Other income (expense), net	(7)	(579)	560	(411)
Income before taxes	7,733	5,407	16,840	12,844
Provision for income taxes	2,481	1,656	4,934	6,156
Net income	$5,252	$3,751	$11,906	$6,688
Income per common share
Basic	$0.77	$0.55	$1.75	$0.99
Diluted	$0.76	$0.55	$1.73	$0.98
Weighted average common shares outstanding
Basic	6,764	6,706	6,750	6,682
Diluted	6,824	6,784	6,816	6,763

Dividends per share	$0.12	$0.11	$0.23	$0.21

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended April 30,		Six Months Ended April 30,
Operating Data:	2019	2018	2019	2018
	(unaudited)		(unaudited)
Gross margin	31%	27%	30%	28%
SG&A expense as a percentage of sales	20%	19%	19%	19%
Operating income as a percentage of sales	11%	9%	11%	9%
Pre-tax income as a percentage of sales	11%	8%	12%	9%
Effective tax rate	32%	31%	29%	48%
Depreciation and amortization	$906	$1,023	$1,845	$1,911
Capital expenditures	$1,007	$1,416	$2,250	$2,896

Balance Sheet Data:	4/30/2019	10/31/2018
Working capital	$205,130	$194,632
Days sales outstanding (unaudited)	50	47
Inventory turns (unaudited)	1.5	1.6
Capitalization
Total debt	$-	$1,434
Shareholders' equity	234,034	222,853
Total	$234,034	$224,287

Hurco Companies, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	April 30,	October 31,
	2019	2018
ASSETS	(unaudited)	(audited)
Current assets:
Cash and cash equivalents	$70,180	$77,170
Accounts receivable, net	44,255	54,414
Inventories, net	148,688	137,609
Derivative assets	1,514	3,085
Prepaid expenses	8,839	7,332
Other	2,197	1,825
Total current assets	275,673	281,435
Property and equipment:
Land	868	868
Building	7,352	7,352
Machinery and equipment	27,943	26,840
Leasehold improvements	4,028	3,801
	40,191	38,861
Less accumulated depreciation and amortization	(27,219)	(25,902)
Total property and equipment	12,972	12,959
Non-current assets:
Software development costs, less accumulated amortization	7,904	7,452
Goodwill	2,358	2,377
Intangible assets, net	881	938
Deferred income taxes	2,190	2,234
Investments and other assets, net	8,498	8,012
Total non-current assets	21,831	21,013
Total assets	$310,476	$315,407

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$50,109	$57,518
Derivative liabilities	961	2,020
Accrued payroll and employee benefits	10,102	14,032
Accrued income taxes	2,440	5,180
Accrued expenses	4,586	4,122
Accrued warranty	2,345	2,497
Short-term debt	-	1,434
Total current liabilities	70,543	86,803
Non-current liabilities:
Accrued tax liability	2,058	2,194
Deferred credits and other obligations	3,841	3,557
Total non-current liabilities	5,899	5,751

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized;
6,967,719 and 6,891,508 shares issued and 6,767,237 and 6,723,160 shares outstanding,
as of April 30, 2019 and October 31, 2018, respectively	677	672
Additional paid-in capital	65,114	64,185
Retained earnings	178,200	167,859
Accumulated other comprehensive loss	(9,957)	(9,863)
Total shareholders' equity	234,034	222,853
Total liabilities and shareholders' equity	$310,476	$315,407